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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2016, relating to the financial statements and financial highlights, which appears in the Annual Report to Shareholders of Kopernik Global All-Cap Fund and Kopernik International Fund (each constituting a series of The Advisors' Inner Circle Fund II) for the year ended October 31, 2016. We also consent to the references to us relating to the incorporation by reference of our report dated December 22, 2016 contained in the 2016 Annual Report to Shareholders as well as under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/  PricewaterhouseCoopers LLP
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Philadelphia, Pennsylvania
April 7, 2017